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                                                                Exhibit 99(j)(2)

                         CONSENT OF INDEPENDENT AUDITORS





The Shareholders and Board of Trustees of
The State Farm Mutual Fund Trust:

To the Interestholders and Board of Trustees of Master Investment Portfolio:

We consent to the use of our report dated February 9, 2001 on the statements of assets and liabilities of International Index Master Portfolio, Russell 2000 Index Master Portfolio and S&P 500 Index Master Portfolio (three portfolios of Master Investment Portfolio) as of December 31, 2000, and the related statements of operations, statements of changes in net assets and financial highlights for each of the years or periods presented in the annual report, incorporated by reference in Post-Effective Amendment No. 1, to Registration Statement (No. 333-42004) on Form N-1A under the Securities Act of 1933.



/s/  KPMG LLP


San Francisco, California
April 30, 2001